Nelnet Reports Fourth Quarter 2021 Results
LINCOLN, Neb., February 28, 2022 - Nelnet (NYSE: NNI) today reported GAAP net income of $132.7 million, or $3.46 per share, for the fourth quarter of 2021, compared with GAAP net income of $235.0 million, or $6.10 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $95.9 million, or $2.50 per share, for the fourth quarter of 2021, compared with $240.4 million, or $6.23 per share, for the same period in 2020.
"2021 was a tremendous year for Nelnet,” said Jeff Noordhoek, chief executive officer of Nelnet. “We advanced our purpose to serve others and make dreams possible for our customers. Even with the complexity of the ongoing pandemic, our core operating businesses excelled, delivering better than expected results and increasing our team to almost 8,000 associates. Looking ahead, we are optimistic about our operations and investments in existing and new opportunities, but we also anticipate choppy earnings over the quarters as our investment portfolio grows.”
Certain Items Impacting Comparability
In October 2021, the joint venture that purchased the former Wells Fargo private education loan portfolio and in which the company has an approximate 8 percent interest, completed a final securitization that permanently financed all remaining eligible private education loans purchased by the joint venture. Upon completing the securitization, the company's financial commitment to the joint venture was terminated and the company recognized $37.9 million (or $28.8 million after tax, or $0.75 per share) in income during the fourth quarter of 2021 to adjust its negative carrying value of this investment.
Also in October 2021, an entity in which the company has an equity investment completed an additional equity raise. As a result, the company recognized income of $10.3 million (or $7.8 million after tax, or $0.20 per share) during the fourth quarter of 2021 to adjust its carrying value to reflect the October 2021 transaction value.
During the fourth quarter of 2020, the company recognized a gain of $258.6 million (or $196.5 million after tax, or $5.10 per share) from the recapitalization and deconsolidation of ALLO Communications LLC (ALLO). The operating results during the fourth quarter of 2020 were also impacted by the recognition of a $24.8 million (or $18.8 million after tax, or $0.49 per share) non-cash loss related to the company's solar investments, the accounting treatment for which results in accelerated losses in the initial years of investment.
Operating Segments
Nelnet currently operates four primary business segments, earning interest income on loans in its Asset Generation and Management (AGM) segment and fee-based revenue in its Loan Servicing and Systems segment and Education Technology, Services, and Payment Processing segment. On November 2, 2020, Nelnet Bank launched operations and its financial results are presented by the company as a reportable segment.
Asset Generation and Management
The AGM operating segment reported net interest income of $70.1 million during the fourth quarter of 2021, compared with $84.3 million for the same period a year ago. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized expense from derivative settlements of $5.8 million during the fourth quarter of 2021, compared with expense of $4.0 million for the same period in 2020. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income less derivative settlements was $64.3 million in the fourth quarter of 2021, compared with $80.3 million in the fourth quarter of 2020. The decrease in net interest income and derivative settlements was due to a decrease in core loan spread in 2021 and by the expected decrease in the average balance of loans outstanding from $19.8 billion in the fourth quarter of 2020 to $18.1 billion for the same period in 2021.
AGM recognized a negative provision for loan losses in the fourth quarter of 2021 of $2.0 million ($1.5 million after tax), compared with a negative provision for loan losses of $10.4 million ($7.9 million after tax) in the fourth quarter of 2020.
Net income for the AGM segment was $108.7 million for the three months ended December 31, 2021, compared with $62.6 million for the same period in 2020. The increase in net income in 2021 was due to the income recognized from AGM's investment in the joint venture that purchased the Wells Fargo loan portfolio, as discussed above. In addition, during the fourth quarter of 2021, AGM recognized a gain of $48.4 million ($36.8 million after tax) related to changes in the fair values of
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

derivative instruments that do not qualify for hedge accounting as compared to a loss of $7.1 million ($5.4 million after tax) for the same period in 2020.
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $150.4 million for the fourth quarter of 2021, compared with $114.0 million for the same period in 2020. During the fourth quarter of 2021, the company earned additional revenue on its contracts with the U.S. Department of Education (Department) for incremental work performed to support the expected expiration of the Coronavirus Aid, Relief, and Economic Security (CARES) Act suspension of payments on government-owned student loans. The increase was also due to the company beginning to service the former Wells Fargo loan portfolio during the first half of 2021 and earning deconversion fees after a Department servicer using the company’s platform exited its contract with the Department during the fourth quarter of 2021.
As of December 31, 2021, the company was servicing $529.0 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans for 16.4 million borrowers, as compared to $490.2 billion in servicing volume for 15.2 million borrowers as of December 31, 2020.
Net income for the Loan Servicing and Systems segment was $25.8 million for the three months ended December 31, 2021, compared with $9.0 million for the same period in 2020.
Education Technology, Services, and Payment Processing
For the fourth quarter of 2021, revenue from the Education Technology, Services, and Payment Processing operating segment was $81.0 million, an increase from $65.1 million for the same period in 2020. Revenue less direct costs to provide education technology, services, and payment processing services for the fourth quarter of 2021 was $52.4 million, compared with $46.3 million for the same period in 2020.
Operating expenses increased for the fourth quarter of 2021 compared with the same period in 2020 to support customer growth, technology investments, and the acquisitions of HigherSchool and CD2.
Net income for the Education Technology, Services, and Payment Processing segment was $8.0 million for the three months ended December 31, 2021, compared with $9.2 million for the same period in 2020.
Nelnet Bank
As of December 31, 2021, Nelnet Bank had a $257.9 million loan portfolio, consisting of $169.9 million of private education loans and $88.0 million of FFEL Program loans, and had $425.4 million of deposits. Nelnet Bank's net loss for the quarter ended December 31, 2021 was $0.1 million.
Year-End Results
GAAP net income for the year ended December 31, 2021 was $393.3 million, or $10.20 per share, compared with GAAP net income of $352.4 million, or $9.02 per share, for 2020. Net income in 2021, excluding derivative market value adjustments1, was $322.7 million, or $8.37 per share, compared with $373.8 million, or $9.57 per share, for 2020.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks and uncertainties related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, educational, individual, or travel activities intended to combat the pandemic, and volatility in market conditions resulting from the pandemic; risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and any future servicing contracts with the Department, which current contracts accounted for 29 percent of the company's revenue in 2021; risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing and awards of contracts to other parties, including the pending and uncertain nature of the Department's procurement process, risks that the company may not be successful in obtaining any of such potential new contracts, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of loans; risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans or interests therein; financing and liquidity risks, including risks of changes in the securitization and other financing markets for loans; risks and uncertainties from changes in terms of education loans and in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the CARES Act and the expected decline over time in FFEL Program loan interest income due to the discontinuation of new FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment, as well as the possibility of new student loan forgiveness or broad debt cancellation programs by the government or other incentives to consolidate away from existing FFEL Program loans; risks and uncertainties of the expected benefits from the November 2020 launch of Nelnet Bank operations, including the ability to successfully conduct banking operations and achieve expected market penetration; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom), acquisitions, and other activities, including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks from changes in economic conditions and consumer behavior; cybersecurity risks, including disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in the general interest rate environment, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the fourth quarter ended December 31, 2021. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Year ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest income:
Loan interest	$112,118	124,096	132,673	482,337	595,113
Investment interest	12,376	12,558	6,165	41,498	24,543
Total interest income	124,494	136,654	138,838	523,835	619,656
Interest expense:
Interest on bonds and notes payable and bank deposits	48,294	50,176	52,282	176,233	330,071
Net interest income	76,200	86,478	86,556	347,602	289,585
Less (negative provision) provision for loan losses	(1,578)	5,827	(10,116)	(12,426)	63,360
Net interest income after provision for loan losses	77,778	80,651	96,672	360,028	226,225
Other income/expense:
Loan servicing and systems revenue	150,402	112,351	113,990	486,363	451,561
Education technology, services, and payment processing revenue	80,950	85,324	65,097	338,234	282,196
Communications revenue	—	—	19,253	—	76,643
Other	48,497	11,867	(12,350)	78,681	57,561
Gain on sale of loans	—	3,444	—	18,715	33,023
Gain from deconsolidation of ALLO	—	—	258,588	—	258,588
Impairment expense and provision for beneficial interests, net	(4,137)	(14,159)	9,696	(16,360)	(24,723)
Derivative market value adjustments and derivative settlements, net	42,579	1,351	(11,059)	71,446	(24,465)
Total other income/expense	318,291	200,178	443,215	977,079	1,110,384
Cost of services:
Cost to provide education technology, services, and payment processing services	28,597	31,335	18,782	108,660	82,206
Cost to provide communications services	—	—	5,573	—	22,812
Total cost of services	28,597	31,335	24,355	108,660	105,018
Operating expenses:
Salaries and benefits	143,781	128,592	136,612	507,132	501,832
Depreciation and amortization	17,612	15,710	31,350	73,741	118,699
Other expenses	37,857	38,324	45,391	145,469	160,574
Total operating expenses	199,250	182,626	213,353	726,342	781,105
Income before income taxes	168,222	66,868	302,179	502,105	450,486
Income tax expense	(39,075)	(15,649)	(70,573)	(115,822)	(100,860)
Net income	129,147	51,219	231,606	386,283	349,626
Net loss attributable to noncontrolling interests	3,536	1,919	3,385	7,003	2,817
Net income attributable to Nelnet, Inc.	$132,683	53,138	234,991	393,286	352,443
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$3.46	1.38	6.10	10.20	9.02
Weighted average common shares outstanding - basic and diluted	38,352,942	38,595,721	38,552,261	38,572,801	39,059,588

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	December 31, 2021	September 30, 2021	December 31, 2020
Assets:
Loans and accrued interest receivable, net	$18,335,197	19,304,203	20,185,656
Cash, cash equivalents, and investments	1,714,482	1,566,849	1,114,189
Restricted cash	1,068,626	1,059,142	837,146
Goodwill and intangible assets, net	194,121	197,268	217,162
Other assets	365,615	275,277	292,007
Total assets	$21,678,041	22,402,739	22,646,160
Liabilities:
Bonds and notes payable	$17,631,089	18,610,748	19,320,726
Bank deposits	344,315	200,651	54,633
Other liabilities	749,799	734,377	642,452
Total liabilities	18,725,203	19,545,776	20,017,811
Equity:
Total Nelnet, Inc. shareholders' equity	2,951,206	2,859,254	2,632,042
Noncontrolling interests	1,632	(2,291)	(3,693)
Total equity	2,952,838	2,856,963	2,628,349
Total liabilities and equity	$21,678,041	22,402,739	22,646,160
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
GAAP net income attributable to Nelnet, Inc.	$132,683	234,991	393,286	352,443
Realized and unrealized derivative market value adjustments (a)	(48,359)	7,071	(92,813)	28,144
Tax effect (b)	11,606	(1,697)	22,275	(6,755)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$95,930	240,365	322,748	373,832

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$3.46	6.10	10.20	9.02
Realized and unrealized derivative market value adjustments (a)	(1.26)	0.18	(2.41)	0.72
Tax effect (b)	0.30	(0.05)	0.58	(0.17)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$2.50	6.23	8.37	9.57

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors.
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

Core loan spread
The following table analyzes the loan spread on AGM’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets. The spread amounts included in the following table are calculated by using the notional dollar values found in the "Net interest income, net of settlements on derivatives" table on the following page, divided by the average balance of loans or debt outstanding.

	Three months ended December 31,
	2021	2020
Variable loan yield, gross	2.62%	2.76%
Consolidation rebate fees	(0.85)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization (a)	0.02	0.01
Variable loan yield, net	1.79	1.93
Loan cost of funds - interest expense	(1.06)	(1.08)
Loan cost of funds - derivative settlements (b) (c)	(0.02)	(0.00)
Variable loan spread	0.71	0.85
Fixed rate floor income, gross	0.76	0.73
Fixed rate floor income - derivative settlements (b) (d)	(0.11)	(0.08)
Fixed rate floor income, net of settlements on derivatives	0.65	0.65
Core loan spread	1.36%	1.50%

Average balance of AGM's loans	$18,063,787	19,753,650
Average balance of AGM's debt outstanding	17,777,230	19,402,942

(a)    During the fourth quarter of 2021, the company changed its estimate of the constant prepayment rate used to amortize/accrete federally insured loan premium/discounts for its consolidation loans from 3 percent to 4 percent that resulted in a $6.2 million increase to the company’s net loan discount balance and a corresponding decrease to interest income. The impact of this adjustment was excluded from the above table.
(b)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the company’s net interest income (loan spread) as presented in this table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended December 31,
	2021	2020
Core loan spread	1.36%	1.50%
Derivative settlements (1:3 basis swaps)	0.02	0.00
Derivative settlements (fixed rate floor income)	0.11	0.08
Loan spread	1.49%	1.58%
(c)    Derivative settlements consist of net settlements paid related to the company’s 1:3 basis swaps.
(d)    Derivative settlements consist of net settlements paid related to the company’s floor income interest rate swaps.

Net interest income, net of settlements on derivatives
The following table summarizes the components of "net interest income" and "derivative settlements, net" from the AGM segment statements of income.

	Three months ended December 31,
	2021	2020
Variable interest income, gross	$119,994	137,838
Consolidation rebate fees	(38,566)	(41,641)
Discount accretion, net of premium and deferred origination costs amortization	(5,123)	246
Variable interest income, net	76,305	96,443
Interest on bonds and notes payable	(47,459)	(52,435)
Derivative settlements (basis swaps), net (a)	(699)	(60)
Variable loan interest margin, net of settlements on derivatives (a)	28,147	43,948
Fixed rate floor income, gross	34,577	36,202
Derivative settlements (interest rate swaps), net (a)	(5,081)	(3,928)
Fixed rate floor income, net of settlements on derivatives (a)	29,496	32,274
Core loan interest income (a)	57,643	76,222
Investment interest	7,871	4,361
Intercompany interest	(1,177)	(230)
Net interest income (net of settlements on derivatives) (a)	$64,337	80,353

(a)    Core loan interest income and net interest income (net of settlements on derivatives) are non-GAAP financial measures. For an explanation of GAAP accounting for derivative settlements and the reasons why the Company reports these non-GAAP measures see footnote (b) to the table immediately under the caption “Core loan spread” above.
A reconciliation of net interest income (net of settlements on derivatives) to net interest income for the company's AGM segment follows.

	Three months ended December 31,
	2021	2020
Net interest income (net of settlements on derivatives)	$64,337	80,353
Derivative settlements (1:3 basis swaps)	699	60
Derivative settlements (fixed rate floor income)	5,081	3,928
Net interest income	$70,117	84,341